Exhibit 10.11

AGREEMENT FOR ASIC DESIGN AND DEVELOPMENT
BY AND BETWEEN POLITECNICO DI MILANO AND
CHECK-CAP, LTD

Agreement For ASIC Design And Development

THIS AGREEMENT FOR ASIC DESIGN AND DEVELOPMENT (the “Agreement”) is entered into as of November 26, 2009 by and between Politecnico di Milano (hereinafter referred to as “Politecnico”), Polo di Como, a separate Polo of Politecnico di Milano (hereinafter referred to as “Polo di Como”), with seat in Piazza Leonardo da Vinci, 32, post code 20133 Milano (taxpayer’s code number 80057930150, VAT number 04376620151) represented by Pro-rector of Polo Regionale di Como, Prof. Roberto Negrini, authorized to enter into this Agreement according to art. 7 of the Regulation concerning Performances on commission issued with Rectorial Decree No. 7/AG dated 28/01/2005 (for the agreements signed by the Management the authorization according to art. 4.4 of the above-mentioned Regulation is compulsory).

and

Check-Cap LTD, an Israeli Company, of Abba Hushi Ave., P.O. Box 1271, Isfiya 30091, Mount Carmel, Israel (hereinafter referred to as “Check Cap” or “Check Cap Ltd”), represented by the CEO, Guy Neev. Each of Polo di Como and Check Cap may be referred to herein as a “Party”, and collectively, the “Parties”.

WHEREAS

(a)
Politecnico di Milano —Department of Electronics Engineering and Information Science, and Check Cap LLC, an affiliate of Check Cap Ltd, have previously entered into a certain Agreement for Asic Design and Development, dated December 21, 2007 (the “Previous Agreement”) which has terminated in accordance with the Termination Letter attached hereto as Exhibit A; and

(b)
Check Cap intends to entrust Polo di Como with a research in the field of design and development of a CCA-2 Application Specific Integrated Circuit (the “CCA-2 ASIC”) as more fully specified herein, in continuation of the research and development process that has been made under the Previous Agreement.

(c)
As far as Polo di Como is concerned, the decree of the Republic’s President No. 382 dated 11/7/80 allows, according to art. 66, the performance of research and consultancy activities established through private law agreements or conventions;

(d)	This set of rules is completed by the current Regulation concerning Performances on commission of Politecnico di Milano issued with Rectorial Decree No. 7/AG dated 28/01/2005.

AFTER CONSULTING

The person in charge of the research, Prof. Giuseppe Bertuccio, countersigns for acceptance of this Agreement.

THE FOLLOWING IS AGREED AND ENTERED INTO:

1.     SCOPE OF WORK

Check-Cap entrusts Polo di Como with the performance of the following research programme: “DESIGN OF LOW POWER LOW NOISE ASIC FOR MEDICAL DEVICE - VERSION 2”.

1.1.
This programme consists of (i) a design of the CCA-2 ASIC, based on improvements to the latest version of the ASIC designed under the Previous Agreement, which are detailed in Exhibit B attached hereto, and in accordance with the specifications provided to Polo di Como by Check Cap from time to time, and (ii) the delivery of 30 samples of the CCA-2 ASIC as bare chips (the “Samples”). The final CCA-2 ASIC and the Samples, collectively, the “Deliverables”.

1.2.
Polo di Como shall deliver to Check Cap specifications, performance data, and any other documentation or information that would reasonably accompany or is reasonably necessary for Check-Cap to manufacture the CCA-2 ASIC independently of any assistance by Polo di Como after the end of this Agreement. Check Cap declares to have verified the possibility to manufacture the CCA-2 ASIC chip Samples at the foundry austriamicrosystems AG. Tobelbaderstrasse 30, 8141 Unterpremstaetten, Austria. Nothing herein shall limit Check Cap, following the end of this Agreement, from manufacturing the final CCA-2 ASIC at any foundry, as shall be determined at Check Cap’s sole discretion.

1.3.
Progress Reports. Polo di Como will provide Check-Cap with written progress reports every two months, as requested by Check-Cap, starting two months after the date hereof and ending on the date of Check-Cap’s final acceptance of the CCA-2 ASIC and receipt of all Deliverbles. Each report shall indicate progress as follows:

(a) Status of progress toward the next scheduled task, according to the tasks set forth in Exhibit C attached hereto:

(b) Short description of problems in meeting such task, if any;

(c) Proposed recovery method to meet the next task, if necessary;

(d) Probability of meeting the next task;

(e) Any changes in Polo di Como’s estimate of time required for meeting the next task with respect to the schedule attached hereto as Exhibit C, and

(f) Any changes in Polo di Como’s estimate of recurring manufacturing costs for the CCA-2 ASIC.

In addition, the parties shall have a regularly scheduled conference call, organized and paid by Check Cap, that will take place following receipt of each progress report, or more often if necessary if, for example, a task has been compromised.

1 .4.	The responsibility for the performance of the programme will be given to Prof. Giuseppe Bertuccio, who, in case of necessity, will be able to use external professional services, according to the provisions of the Regulation concerning Performances on commission of Politecnico di Milano.

2.      SCHEDULE.

This Agreement will last until March 31st, 2010 (the “Expiry Date”), unless one of the parties asks for its extension with a written and grounded request, which has to be sent to the other party by registered letter with return receipt at least 2 months before the Expiry Date and provided that the other Party accepts in a written form the extension’s proposal within 14 days from the date of receipt of such note. Check-Cap will have the right to terminate the Agreement for any reason with 30 days prior written notice.

The schedule, including all tasks, substantial and final completion, applicable to the scope of work is attached hereto as Exhibit C.

The activities which are the object of this Agreement will be carried out at Polo di Como.

3.      PAYMENT.

3.1.	For the performance of the research programme, according to Section 1, Check-Cap undertakes to pay to Polo di Como an amount of €44,182 plus €8,836 for VAT with tax rate at 20% (the “Consideration”).

3.2.	The Consideration will be paid in three (3) installments as follows:

	3.2.1.	€10,000 + €2,000 for VAT with tax rate at 20%, upon signing the contract

	3.2.2.	€20,000 + €4,000 for VAT with tax rate at 20%, on December 10th, 2009, subject to the successful completion of WP 100, 200, 210, 220 and 300 as detailed in Exhibit C;

	3.2.3.	€14,182 + €2,836 for VAT with tax rate at 20%, upon the delivery of the CCA-2 ASIC chip Samples to Check Cap’s (i.e. completion of WP 400, 500, 600, 610, 620 and 630 as detailed in Exhibit C).

3.3.
In addition to the Consideration due under paragraph 3.1, provided that the project was successfully completed, and INSTEAD OF ANY ROYALTIES DUE UNDER THE PREVIOUS AGREEMENT. Polo di Como shall be entitled to royalty payments totaling €200,000 (Two Hundreds Thousands Euros) payable at the rate of €0.5 for each CCA-2 ASIC incorporated into a Check Cap product which is sold by Check-Cap. Royalty payments under this Section 3.3 shall be payable quarterly. After payment of €200,000 no further royalties shall be due or payable.

3.4.	Any payment shall be made against the submission of an appropriate pro-forma invoice by Polo di Como to Check Cap.

3.5.
The amounts due under this Section 3 will be paid by Check-Cap to Polo di Como, bank account No. 1600X69 at Banca Popolare di Sondrio – Agenzia n.21 Via Bonardi 4 20133 Milano (ABI : 05696, CAB : 01620, CIN: T, IBAN : IT34T0569601620000001600X69)

3.6.	Polo di Como will open a research grant of € 21,000.00 for this research programme.

3.7.
Polo di Como will make use of Europractice Consortium, of which Politecnico di Milano is member, in order to complete the project. Polo di Como predicts to assign € 7200 + € 1440 for VAT with a tax rate of 20%, out of the Consideration paid to Polo di Como by Check Cap according to Section 3.1 above, to the Europractice finalized to the project’s activities. To avoid any doubt, any work made or services provided by the Europractice Consortium shall be considered as work or services performed by Polo di Como, and the terms of this Agreement shall apply to any such work or services provided by the Europractice Consortium, including, without limitation, the terms of Sections 4 and 8 below.

4.      INTELLECTUAL PROPERTY AND LICENSES.

4.1
Politecnico shall have no rights to any Check-Cap technology, trade secrets, related intellectual property rights, patents (including continuations, continuations in part, and reissues) or know-how in existence prior to the date of this Agreement whether or not used in the design and manufacture of the CCA-2 ASIC.

4.2.
Check-Cap shall have no rights, other than as licensed under this Agreement or under the Previous Agreement, to any Politecnico’s technology, trade secrets, related intellectual property rights, patents (including continuations, continuations in part, and reissues) or know-how in existence prior to the date of this Agreement, whether or not used in the design and manufacture of the CCA-2 ASIC.

4.3.
In case the results of the research which is the subject of this Agreement are protectable with industrial property rights, whether such inventions were developed by Politecnico’s staff alone or together with Check Cap’s staff, Check-Cap shall be immediately informed by Politecnico di Milano. Check Cap shall express, through written communication, its interest in each of such inventions. In case Check-Cap is interested in filing a patent with respect to any such invention, the following terms shall apply to such invention:

	4.3.1.	Politecnico and Check Cap shall be the joint owners of such invention, each having 50% of the ownership interest in the invention.

4.3.2.
To the extent that the invention is patentable, Check-Cap is entitled to the right to write and file the patent as the joint owner thereof, together with Politecnico; It is hereby clarified that Check-Cap may decide, in its sole discretion, whether or not to file the patent, and in which jurisdictions.

	4.3.3.	Politecnico and Check-Cap shall be indicated as assignees, and shall indicate the names of their respective inventors;

4.3.4.
Politecnico shall grant Check-Cap an exclusive perpetual, world-wide, transferable and sub-licensable, royalty free license (except for the payments made pursuant to Section 4.3.6 below) for Politecnico’s share of ownership in the invention, for all usage and purpose;

4.3.5.
Check-Cap shall bear any costs of filing and any subsequent costs for extension procedures and maintenance; It is hereby clarified that Check-Cap may decide, in its sole discretion, whether or not to extend and maintain the patent in any jurisdiction in which it has been filed.

4.3.6.
Upon the first filing of the patent application, Check-Cap shall award Politecnico a sum of €7.000,00; upon the filing of the first national phase application, Check-Cap shall award the Politecnico a further sum of €7.000,00. In no event should the payment to Politecnico exceed €14.000,00, in regard to the same invention. No other sum shall be payable by Check-Cap to Politecnico or to the inventors indicated by Politecnico as far as the filed application is concerned;

	4.3.7.	Politecnico shall be entitled to the free and perpetual right to use the patent solely for scientific, didactical and non-commercial purposes;

4.3.8.
Should Check-Cap decides not to file a patent in any jurisdiction, or to cease the international extension or not to maintain the patent, in any and all jurisdictions in which it has been filed, it shall promptly inform Politecnico, which will then have the option without consideration of receiving full ownership of the patent not of interest to Check-Cap.

4.4.
Politecnico hereby grants Check-Cap a world-wide, exclusive, perpetual, royalty-free, transferable and sub-licensable (subject to the terms set forth below) license and, as necessary, to any and all technology, trade secrets, related intellectual property rights or know-how of the research group responsible of, or involved in, the research under this Agreement, that does or may belong to Politecnico, that is included or incorporated into the CCA-2 ASIC with limitation that Check-Cap may not sell or sub-license the CCA-2 ASIC’s as a stand-alone product for sale or use by others. The license under this Section 5.4 shall, among other things, enable Check-Cap to directly manufacture or sub-license to others the right to manufacture the CCA-2 ASIC for use, sale and/or distribution in Check-Cap’s existing or future products as well as existing or future products licensed by Check-Cap for distribution, manufacture and sale by others.

5.     PUBLICATIONS

Polo di Como will be able to make free use of the research’s results, different from those regulated by the previous Section 4, with the aim of making scientific publications.

Confidential documents, studies and results provided by Check-Cap can be used as materials for the development of degree thesis only through specific written authorization on behalf of Check-Cap itself.

In case of publication, in the technical-scientific field, of the research’s results, which are not, bound to confidentiality/secrecy under Section 8 below, Check-Cap undertakes to quote Polo di Como expressly.

Polo di Como cannot be quoted in occasions different from technical-scientific ones and, in any case, with advertising aims.

6.     RESTRICTIONS ON LICENSE.

Notwithstanding anything in this Agreement to the contrary, Polo di Como hereby agrees that it shall not either manufacture or license the CCA-2 ASIC other than to “Permitted Users”, where “Permitted Users” is defined and limited to mean users, customers and/or industries unrelated to Check-Cap’s existing or future products or businesses that cannot be reasonably construed to be Check Cap competitors. To ensure compliance with this provision, Polo di Como shall enter into an appropriate restrictive covenant with any customer for the CCA-2 ASIC restricting the use of the CCA- 2 ASIC as required by this Section 6 and name Check-Cap as an intentional third-party beneficiary of the license so that Check-Cap may independently enforce this restriction.

7.     COMPLIANCE WITH LAWS, RESPONSIBILITY.

7.1.	Each Party shall provide the by law foreseen insurances relevant to its personnel, working in the framework of this Agreement, at the different seats where the activities are executed.

7.2.
The personnel of each Party has to comply with the security and disciplinary rules adopted at the seats where the activities relevant to this Agreement are developed, in mutual accordance to the rules of the country where the activities are executed.

7.3.
The personnel of the Parties, included the external collaborators, shall have – before entering the seats where the activities are executed – to get the information relevant to security, prevention, protection and health, and to comply with any rules and procedures there foreseen.

	7.4.	The head subject of the host Party is in charge of any obligations relevant to information, training and arrangement of the needed measures for prevention and protection.

7.5.
Check-Cap exonerates Polo di Como From every responsibility deriving from damages caused by its own staff to people and/or objects as a result of the activities provided for by this Agreement. Polo di Como exonerates Check-Cap from any damages caused to Polo di Como’s staff in providing the services to Check Cap under this Agreement.

8.	CONFIDENTIALITY AND PROPRIETARY NOTICE

8.1.
For purposes hereof, “Confidential Information” shall mean and include all information of the disclosing party, whether written, oral or recorded on any other media, including but not limited to trade secrets, patents, and processes, formulas, designs, source codes, data, writings, know-how, improvements, hardware, software, technologies, product specifications, schematics, net lists, firmware, interfaces, pinouts, designs, test vectors, tooling, customer and supplier information, drawings, financial information, pricing and marketing plans, which has been heretofore or may hereafter be transmitted or otherwise disclosed to the receiving party by the disclosing party, and which relates to the business, technology, products, marketing or activities of the disclosing party.

8.2.
Each Party acknowledges that by reason of its relationship to the other hereunder, it will access to other Party’s Confidential Information. Each Party agrees that it shall not use in any way for its account or the account of any third party, nor disclose to any third party any Confidential Information revealed to it by the other Party. Neither Party shall use the Confidential Information of the other Party for purposes other than those necessary to directly further the purposes of this Agreement. Each Party shall take every necessary precaution to protect the confidentiality of all Confidential Information.

8.3.
Any breach of the restrictions contained in this Section 8 is a breach of this Agreement which will cause irreparable harm to the other Party, entitling the other Party to injunctive relief in addition to all legal remedies.

8.4.
Check-Cap is bound to keep secret to every person not authorized by Polo di Como, facts, information, notions, documents or objects he/she has learnt about or has been acquainted with by Polo di Como under this Agreement. Polo di Como, similarly, will keep secret to every person not authorized by Check-Cap, facts, information, notions, documents or objects he/she has learnt about or has been acquainted with by Check-Cap under this Agreement.

8.5.
The confidentiality obligations under this Section 8 will survive the termination or expiration of this Agreement, until such facts, information, documents or objects will be disclosed to the public or, by no action or inaction of the Party receiving such facts, information, documents or objects.

8.6.
The Parties would not be responsible for possible damages deriving from the violation of the regulations of this Section 8 if they can prove that such violation has taken place despite the use of the normal diligence in relation with those circumstances.

8.7.
The Parties agree, from now on, that possible actions for the compensation of damages deriving from the violation of this Section 8’s regulations could not deal with a compensation for an amount higher than that provided for by the Agreement and the Previous Agreement.

8.8.
Every document, specification, drawing or sample and every other information which Check-Cap could have provided to Polo di Como with reference to the object of this Agreement is and will remain property of Check-Cap. Polo di Como undertakes to give Check-Cap back those documents, specifications, drawings and samples for which a request of return has been made by Check-Cap, even before the expiry of the Agreement, unless the use of such material is deemed as necessary from the person responsible for the Agreement to continue the research; in this case, by fulfilling the return’s request, the Agreement is terminated by law and every disbursement met by Polo di Como will be reimbursed up to the moment of the actual collection of the above mentioned material, and a further sum amounting to 10% of the disbursement will be paid as total compensation for every further sum due.

9.     GOVERNING LAW

This Agreement is regulated by the Italian law in force.

Check-Cap and Polo di Como accept to solve out-of-court every dispute arising from these activities and, in case no agreement could be met in such way, to settle every possible dispute by arbitration, according to art. 806 and following of the Italian Code of Civil Procedure, through a Board of Arbitrators composed of three members appointed one by each Party and the third, acting as President of the Arbitration Board and appointed by the other two members, or, in case of disagreement between the arbitrators or failure of appointment of one of the contracting Parties, by the President of the Court of Milan, city where the Arbitration Board will have its seat.

10.   TAXES

All direct and indirect taxes deriving from this Agreement will be paid by Check-Cap.

11.	This Agreement has to be registered only in case of use according to Art. 1, letter b), of the Tariff – Second Part, attached to the Decree of the Italian Republic’s President dated 26/4/1986 No. 131.

12.
The Parties declare to agree that the personal data communicated, even verbally, during the pre-contractual activities, and/or during the negotiation of the Agreement, and/or its execution, may be used exclusively within the framework of this Agreement and that they can be used only anonymously for statistical aims.

13.
Polo di Como can make free use of the research’s title of this Agreement, in a general form, with the aim of updating the database of the researches carried out by the University, which cannot be published without reference to the Company, in the website of Politecnico. Polo di Como or Politecnico can also insert the name of Check-Cap without reference to the performed research, in a list of customers of the University, which can be published on its website.

Como,

POLITECNICO DI MILANO	CHECK-CAP LTD
Polo Regionale di Como	By: Guy Neev, CEO

The Pro-rector
(Prof. Roberto Negrini)

The Person Responsible for the Research
(Prof. Giuseppe Bertuccio)

Exhibit A

Termination Letter

To:	Date: October 20th, 2009
Prof. Gian Antonio Magnani, Giuseppe Bertuccio
Politecnico di Milano
Department of Electronics Engineering and Information Science
Piazza Leonardo Da Vinchi 32
Milano 20133

Dear Sirs,

Re: Termination of Agreement for ASIC Design and Development

Reference is made to that certain Agreement for ASIC Design and Development by and between Politecnico di Milano - Department of Electronics Engineering and Information Science (“Politecnico”) and Check Cap LLC, dated December 21, 2007 (the “Agreement”) and to that certain Assignment letter dated May 11, 2009, pertaining to the assignment of the Agreement from Check Cap LLC to Check Cap Ltd. (“Check Cap”);

Whereas, according to Article 2 of the Agreement, the Agreement has expired on February 21, 2009; and

Whereas, Politecnico and Check Cap have continued their joint work following the expiry of the Agreement, without extending the Agreement in a written form; and

Whereas, Check Cap wish to replace the research program under the Agreement and to assign it to Polo di Como, a separates Polo of Politecnico di Milano (“Polo di Como”), in order to develop the CCA-2 ASIC (the “New ASIC”), which is an improved version of the ASIC (as such term is defined in the Agreement); and

Whereas, Check Cap and Polo di Como have entered into a new agreement with respect to the design and development of the New ASIC, dated as of the date hereof, in the form attached hereto (the “New Agreement”);

Therefore, we hereby notify you of the termination of the Agreement, effective as of the date hereof:

Notwithstanding the aforesaid, it is hereby agreed and acknowledged that Check Cap will pay royalties with respect to the New ASIC in accordance with the terms of Section 3.3 of the New Agreement, and such payment will be INSTEAD OF the payment of royalties with respect to the ASIC in accordance with Article 3.4 of the Agreement. It is clarified that Check Cap shall not be required to pay any royalties pursuant to the Agreement.

The provisions of Articles 4, 5.1 and 5.2 of the Agreement shall survive the termination of the Agreement with respect to any results of the research that have been made prior to the date hereof.

The provisions of Article 8 of the Agreement shall survive the termination of the Agreement with respect to any confidential information provided or created, prior to the date hereof, during the performance of the research under the Agreement.

Sincerely,
Check Cap Ltd.
By:

		Title:	CTO

Agreed and Acknowledged:

Politecnico di Milano

Department of Electronics Engineering and Information Science

Prof. Gian Antonio Magnani		Prof. Giuseppe Bertuccio

Title: The Director		Title: the person responsible for the research.

Exhibit B

List of Improvements to ASIC

Upgrade CCA-1 (ASIC3) to CCA-2 (ASIC 4)

as discussed in Como, 15-16 July 2009
Check Cap: Yoav, Isaak, Oleg; Politeenico: Giuseppe, Stefano

1)	ASIC operating from 3.1V down to 2.5V
a)	verify the sensitivity of the gain w.r.t. Vdda

2)	AC coupling (Priority A)

a)	reduce the time constant of Discriminator AC Coupler down to 10-50 ms
b)	no change required for theo AC coupling in the analog chain (shaper).

3)	ASIC Enable (Priority A)

	a)	It is necessary to switch on/off the ASIC with a digital signal at a pin
	b)	Only the Analog part. Digital is always connected to Vddd
	c)	study how to save the preamplifier input (switch toward ground).
	d)	the detector bias voltage is lowered from 100V down to few volts in 100-200ms (8nA current from the detector)

4)	Ipre (Priority B)

	a)	integrate the Ipre generator?
	b)	eventually it is not a problem to put 50Mohm/6ch (all ASICs) into the capsule
	c)	pad for testing purpose (to eventually correct Ipre)
	d)	see Ileak from detector statistic to eventually set Ipre=100pA
	e)	Yoav will send us the Ileak statistic

5)	Discriminators

	a)	7 bits threshold control for LLD and MLD in the whole range (10keV to 86keV)
	b)	3 bits for HLD, NLD
	c)	same energy threshold NLD, HLD
	d)	Monte Carlo simulation to see the dispersion of the effective threshold levels.

6)	Threshold Course Control
	a)	to be removed, not needed

7)	Vrefsh

	a)	0.85V internally generated
	b)	MC for dispersion
	c)	ASIC test version with pad for eventually modify its value from external
	d)	+37°C, temperature sensitivity?
	e)	check stability from 3.1V down to 2.5V

Exhibit C

Description of Services and Time Schedule

CCA-2 ASIC for Check Cap Capsule - Time schedule
WP	Activity	Time	M0	M1	M2	M3	M4	M5	M6	M7	M8
		no. weeks	July 2009	Aug	Sept	Oct	Nov	Dec	Jan 2010	Feb	March
100	CCA-2 Design Specification Definition & Study	1
200	Circuit Design & Simulation	7
210	ASIC MC & Comer simulations - design refinement	4
220	Layout of CCA-2 and of Test Circuits	5

300	CCA-2 chip assembly & final check						▼
310	CCA-2 chip submission to Foundry							▼
320	CCA-2 chip fabrication (Run1)	8
330	CCA-2 chip delivery from Foundry	–							▲

400	Hybrid board design, fabrication and test	2

500	Interface software design & test (PAIC 2)	3

600	CCA-2 ASIC bonding on hybrid board	–							▼▲
610	Test circuits characterization	4
620	CCA-2 functionality test & charactensation	8
630	CCA-2 ASIC chips delivery to Check Cap	–									▼

	CCA-2 ASIC for Check Cap Capsule

	ITEM DESCRIPTION	Cost (Euro)

1	CCA-2 ASIC from design to sample test & characterization	28,720

2	CCA-2 ASIC MPW Run	7,200
3	sub total	35,920

4	overhead	8,262

5	TOTAL	44,182